Morgan Stanley Institutional Fund Trust - Mid Cap
Growth Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  Atlassian Corp.
Purchase/Trade Date:	  12/9/2015
Offering Price of Shares: $21.000
Total Amount of Offering: 22,000,000
Amount Purchased by Fund: 580,399
Percentage of Offering Purchased by Fund: 2.638
Percentage of Fund's Total Assets: ..37
Brokers:  Goldman Sachs, Morgan Stanley, Allen &
Company LLC, UBS Investment Bank, Jefferies,
Canaccord Genuity, JMP Securities, Raymond
James, William Blair
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.